EXHIBIT 99.1
PANHANDLE OIL AND GAS INC.
Announces New Director and Quarterly Dividend Payment
OKLAHOMA CITY, OK— PANHANDLE OIL AND GAS INC. (NYSE-PHX) today announced that its Board of Directors, at its May 19, 2010 meeting elected Darryl G. Smette to the Company’s Board of Directors. Employed by Devon since 1986, Mr. Smette was appointed Executive Vice President of Marketing and Midstream for Devon Energy Corporation in 1999. In this position, Mr. Smette has been part of an executive team which guided that company through a series of strategic acquisitions, which has increased the company’s market value substantially. Mr. Smette currently serves on the Executive Committee and Capital Budget Committee of Devon. He holds a Master’s in Business Management degree from Wichita State University.
Michael C. Coffman, President and CEO of Panhandle stated, “We are pleased and excited to add Darryl Smette to our Board of Directors. The expertise and experience he has accumulated during his twenty plus years at Devon will be invaluable in helping guide our Company as we continue our progression of Panhandle.”
The Company also announced that the Board approved its regular 7 cents per share quarterly dividend payment. The dividend will be payable on June 14, 2010 to shareholders of record on June 1, 2010.
Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found on the internet at www.panhandleoilandgas.com.
****END*****

4